NEWS RELEASE                                CONTACT:    Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2012

ELYRIA, Ohio - (February 8, 2013) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2012.

During the fourth quarter of 2012, the Company announced the sale of its Invacare Supply Group (ISG) medical supplies business, which was completed on January 18, 2013. Accordingly, the results for the quarter and year ended December 31, 2012, include the results of ISG as a discontinued operation. Since ISG was not sold until 2013, the CEO Summary addresses the results of the continuing operations and Invacare Supply Group as a combined operation for the year ended December 31, 2012. However, the primary text of the release, including the consolidated results, focuses on continuing operations. For more information on the Company's continuing, discontinued and combined operations, see the detailed condensed consolidated financial statements at the end of the release.

CEO SUMMARY

Commenting on the Company's focus in 2012, Gerald B. Blouch, President and Chief Executive Officer, stated, "2012 was one of the most challenging years in the Company's history. The year was dominated by our consent decree negotiations with the United States Food & Drug Administration (FDA). Negotiations were completed and the consent decree became effective in December, necessitating a temporary cessation of production at our Taylor Street wheelchair manufacturing facility to allow time to implement compliance controls. In addition, over the past two years, most significantly in 2012, we made a concerted effort to update and implement a comprehensive portfolio of processes compliant with the FDA's Quality System Regulation. These processes will be standardized across all of our FDA registered facilities. To accelerate our progress on the remediation, we engaged third-party medical device experts and extensively engaged the entire management team. As a result, we suspended most new product development over the past year, because the majority of our design engineering team was redeployed to focus on remediation. The lack of new products coupled with uncertainty among our customers over Invacare's ability to offer continuous product supply from the Taylor Street facility resulted in a loss of market share and gross margin pressure in the North America/Home Medical Equipment (HME) segment last year.”

Blouch continued, “While our quality systems remediation is subject to approval by the FDA, we have made significant progress. In order to resume full operations at the Taylor Street and corporate facilities, the terms of the consent decree require three expert certification audits followed by a comprehensive FDA inspection and receipt of the FDA's confirmation of compliance. The first two of three expert certification audits started in December and are still in progress. We expect to complete these two certification audits within the first quarter and complete the third expert certification audit in the second quarter of 2013. Completing the remediation and receiving the FDA's approval on the second certification audit related to design controls will allow us to resume design activities and refocus our engineering resources on new product development. Introducing new product solutions to the market will get us back on track to regaining market share and resuming our globalization program to harmonize core product offerings and deliver on our long-term goal of $100 million in cost improvements and re-establish high single-digit operating margins.”

Commenting on Invacare's combined 2012 results, Blouch said, “Largely as a result of the aforementioned challenges, as well as the ongoing pressures primarily in the North America/HME and Asia/Pacific segments, the Company had:

•	Adjusted earnings per share(a) for the year, including discontinued operations, of $0.87 in 2012 compared to $2.05 in 2011;

•
An increase of 0.9% in organic net sales on a combined basis compared to last year with strong performances from Europe and the Institutional Products Group segments, as well as the discontinued operations of ISG; and

•
Free cash flow(c) of $49.1 million in 2012. Applying the net proceeds of $146.6 million from the January 2013 sale of ISG to the December 31, 2012 debt levels on a pro forma basis, the Company's debt reduction over the past five years would have been approximately $500 million, since the peak of our total debt outstanding in the first quarter of 2007 of approximately $602 million.

Blouch continued, “In December 2012, we made two positive announcements about our future. First, our analysis of the final regulations of the Affordable Care Act's 2.3% excise tax on medical devices indicated that the impact of the tax on Invacare is expected to be less than $1.5 million annually, as most of our products are exempt based on the retail exemption. We intend to pass this increase on to the market. Second, we announced the divestiture of Invacare Supply Group, our domestic medical supplies business. The sale, which closed on January 18, 2013, generated net proceeds of $146.6 million that were used to reduce debt outstanding under the Company's revolving credit facility. This additional capital capacity will better position us to explore selective niche acquisitions to accelerate new product development after we have completed our quality systems remediation.”

Looking forward, Blouch said, "As difficult a year as this has been, our quality systems investments will make us an even stronger company and will facilitate complexity reduction, which will drive the $100 million in structural benefits that we intend to achieve over the long-term from our globalization program. While the United States HME industry faces several challenges, including the second round of National Competitive Bidding where the bid rates were recently announced, the underlying fundamentals continue to be compelling. The aging of the population, growing prevalence of chronic illness and healthcare reform all bode well for the future of our business. We expect that, after we emerge from the remediation process, we will continue to strengthen our product portfolio to serve the needs of the market with innovative and cost-effective solutions, and will restore our profitability to historic levels.”

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER

	Three Months Ended		Three Months Ended
	December 31, 2012		December 31, 2011
Net Earnings (Loss)	In Thousands	Per Share	In Thousands	Per Share
Continuing Operations	$(10,776)	$(0.34)	$(39,678)	$(1.25)
Discontinued Operations	3,483	0.11	4,650	0.15
Combined Operations	$(7,293)	$(0.23)	$(35,028)	$(1.10)

Significant Items Affecting Net Earnings (Loss) - after tax
Incremental Regulatory and Compliance Costs	$5,477	$0.17

Adjusted Net Earnings (Loss)(b)	In Thousands	Per Share(a)	In Thousands	Per Share(a)
Continuing Operations	$(1,924)	$(0.06)	$16,958	$0.53
Discontinued Operations	5,439	0.17	4,927	0.15
Combined Operations	$3,515	$0.11	$21,885	$0.69

Significant Items Affecting Adjusted Net Earnings (Loss)(b) - after tax
Incremental Regulatory and Compliance Costs	$3,177	$0.10

Adjusted EBITDA(d) * for Combined Operations	$16,538		$44,313

Free Cash Flow(c) **	$31,200		$28,628

* Includes contribution to Adjusted EBITDA(d) from the discontinued operations of ISG of $4,647,000 and $4,356,000 for the quarters ended December 31, 2012 and December 31, 2011, respectively.

** Includes impact on Free Cash Flow(c) from the discontinued operations of ISG of negative $1,496,000 and positive $569,000 for the quarters ended December 31, 2012 and December 31, 2011, respectively.

FINANCIAL HIGHLIGHTS FOR THE YEAR

	Twelve Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2011
Net Earnings (Loss)	In Thousands	Per Share	In Thousands	Per Share
Continuing Operations	$(8,269)	$(0.26)	$(18,518)	$(0.58)
Discontinued Operations	10,096	0.32	14,405	0.45
Combined Operations	$1,827	$0.06	$(4,113)	$(0.13)

Significant Items Affecting Net Earnings (Loss) - after tax
Incremental Regulatory and Compliance Costs	$22,757	$0.72

Adjusted Net Earnings (Loss)(b)	In Thousands	Per Share(a)	In Thousands	Per Share(a)
Continuing Operations	$11,915	$0.37	$51,236	$1.59
Discontinued Operations	15,834	0.50	14,741	0.46
Combined Operations	$27,749	$0.87	$65,977	$2.05

Significant Items Affecting Adjusted Net Earnings (Loss)(b) - after tax
Incremental Regulatory and Compliance Costs	$14,757	$0.46

Adjusted EBITDA(d) * for Combined Operations	$91,369		$148,106

Free Cash Flow(c) **	$49,094		$80,603

* Includes contribution to Adjusted EBITDA(d) from the discontinued operations of ISG of $13,057,000 and $12,470,000 for the fiscal years ended December 31, 2012 and December 31, 2011, respectively.

** Includes impact on Free Cash Flow(c) from the discontinued operations of ISG of negative $705,000 and negative $126,000 for the fiscal years ended December 31, 2012 and December 31, 2011, respectively.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net loss per share on a GAAP basis for the fourth quarter of 2012 from continuing operations, was $0.34 ($10.8 million net loss) as compared to net loss per share for the same period last year of $1.25 ($39.7 million net loss). The net loss for the current quarter from continuing operations was negatively impacted by incremental regulatory and compliance costs related to quality systems improvements of $0.17 per share ($5.5 million after-tax expense, applying U.S. GAAP effective annualized tax rate), charges related to restructuring of $0.24 per share ($7.6 million after-tax expense) and asset write-downs related to intangible assets of $0.02 per share ($0.7 million after-tax expense) and positively impacted by $0.06 per share ($2.0 million tax benefit) resulting from an intraperiod tax allocation associated with discontinued operations. Net loss for the fourth quarter of 2011 was unfavorably impacted by asset write-downs related to goodwill and intangible assets of $1.53 per share ($48.7 million after-tax expense) and restructuring charges of $0.28 per share ($8.9 million after-tax expense).

Adjusted net loss per share(a) from continuing operations was $0.06 for the fourth quarter of 2012 as compared to adjusted net earnings per share of $0.53 for the fourth quarter of 2011. The adjusted net loss(b) for the quarter was $1.9 million versus adjusted net earnings(b) of $17.0 million for the fourth quarter of last year. Adjusted net earnings(b) for the quarter were negatively impacted primarily by incremental regulatory and compliance costs related to quality system improvements of $3.2 million of after-tax expense ($5.5 million pre-tax expense), reduced gross margin, volume declines and a higher effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter from continuing operations decreased 3.7% compared to the same quarter last year. Organic net sales for the quarter decreased 2.5% over the same period last year, as increases for the Europe and Institutional Products Group (IPG) segments were offset by the North America/HME and Asia/Pacific segments. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing the quarter-end and year-to-date periods ended December 31, 2012 as compared to December 31, 2011, are provided in a table accompanying this release.

Gross margin as a percentage of net sales from continuing operations for the fourth quarter was lower by 2.3 percentage points compared to last year's fourth quarter. The margin decline was principally related to sales mix toward lower margin product lines and lower margin customers, volume declines, increased freight costs and research and development expenses.

SG&A expense from continuing operations increased 11.7% to $105.3 million in the fourth quarter compared to $94.3 million in the fourth quarter last year. Foreign currency translation decreased SG&A expense by 1.1 percentage points. Excluding the positive impact of foreign currency translation ($1.1 million pre-tax expense) and incremental regulatory and compliance costs related to quality system improvements ($5.5 million pre-tax expense), SG&A expense increased by 7.0% compared to the fourth quarter of last year primarily related to increased associate costs partially offset by reduced bad debt expenses.

The Company incurred restructuring charges related to continuing operations in the fourth quarter of 2012 of $7.6 million after-tax, principally related to severance costs in the North America/HME and Asia/Pacific segments, as well as asset write-downs related to facility closures in the Europe and Asia/Pacific segments, compared to restructuring charges related to continuing operations of $8.9 million after-tax in 2011, principally related to severance and other facility closure costs. These restructuring charges are excluded from adjusted earnings per share(a).

Net loss per share on a GAAP basis for the fiscal year 2012 was $0.26 ($8.3 million net loss) as compared to the net loss per share for 2011 of $0.58 ($18.5 million net loss). The net loss for the year ended December 31, 2012 was negatively impacted by incremental regulatory and compliance costs related to quality system improvements of $0.72 per share ($22.8 million after-tax expense), a discrete 2012 tax expense related to prior years of $0.30 per share ($9.3 million tax expense) which is a non-cash charge in the current year for a matter that is under audit and being contested by the Company, charges related to restructuring from continuing operations of $0.36 per share ($11.3 million after-tax expense), $0.01 per share ($0.3 million after-tax expense) for early debt extinguishment charges and positively impacted by $0.18 ($5.8 million tax benefit) resulting from an intraperiod tax allocation associated with discontinued operations. The net loss for 2011 included asset write-downs related to goodwill and intangible assets of $1.52 per share ($48.7 million after-tax expense), an expense of $0.76 per share ($24.2 million after-tax expense) for early debt extinguishment charges and restructuring charges from continuing operations of $0.32 per share ($10.3 million after-tax expense). The net loss for 2011 was positively impacted by $0.15 per share ($4.9 million tax benefit) as a result of a tax settlement in Germany.

Adjusted earnings per share(a) from continuing operations were $0.37 for the year ended December 31, 2012 as compared to $1.59 for 2011. Adjusted net earnings(b) from continuing operations for 2012 were $11.9 million versus $51.2 million in 2011. The decline in adjusted net earnings(b) was primarily driven by increased SG&A expenses attributable to incremental regulatory and compliance costs related to quality system improvements of $14.8 million after-tax expense ($22.8 million pre-tax expense), reduced gross margin and a slightly higher effective tax rate on adjusted pre-tax earnings.

Net sales from continuing operations for the year ended December 31, 2012 decreased 3.1% to $1.46 billion versus $1.50 billion for the same period last year while organic net sales decreased 1.7% as a result of increases for the Europe and IPG segments being partially offset by declines for the North America/HME and Asia/Pacific segments.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2012, North America/HME net sales decreased 8.8% to $165.8 million compared to $181.8 million in the same period last year. Organic net sales decreased 9.0% compared to last year driven by declines in the three major product categories of lifestyle, mobility and seating and respiratory therapy. Many of the drivers of the sales decline in the third quarter carried into the fourth quarter, including external pressures on the Company's customers relating to the second round of National Competitive Bidding, as well as prepayment reviews and post-payment audits from Medicare and Medicaid. On December 21, 2012, the United States District Court approved the terms of the Company's consent decree of injunction with the FDA related to its corporate and Taylor Street wheelchair manufacturing facilities in Elyria, Ohio. In order to bring the Company into immediate compliance with the terms of the decree, the Company suspended production at its Taylor Street facility for two days in December in order to take an inventory of all products that were in production the day the consent decree became effective. The Company then slowly began releasing product from the facility in order to ensure its new consent decree compliance protocols were effective. The sales decline for the quarter also was impacted by lack of new products and general uncertainty relating to the consent decree for a significant portion of the quarter. Loss before income taxes for the fourth quarter of 2012 was $1.8 million, excluding restructuring charges of $2.0 million and intangible impairment charges of $0.1 million, as compared to earnings before income taxes of $15.0 million in the fourth quarter of 2011, excluding goodwill and intangible impairment charges of $8.5 million and restructuring charges of $4.4 million. The loss before income taxes for the quarter was primarily a result of the incremental costs mentioned previously related to quality system improvements, volume declines, unfavorable sales mix toward lower margin customers and unfavorable product mix away from higher margin products. These factors were partially offset by reduced bad debt expense.

For the year ended December 31, 2012, North America/HME net sales decreased 7.2% to $693.3 million compared to $746.8 million in the same period last year. Organic net sales decreased 7.1% compared to last year primarily driven by declines in all three product categories. Earnings before income taxes for the year ended December 31, 2012 were $7.9 million, excluding restructuring charges of $4.2 million and intangible impairment charges of $0.1 million, as compared to earnings before income taxes of $48.7 million last year, excluding goodwill and intangible impairment charges of $8.5 million and restructuring charges of $4.8 million. The reduction in 2012 earnings before income taxes is primarily a result of the incremental costs mentioned previously related to quality systems improvements, volume declines, unfavorable sales mix toward lower margin customers and unfavorable product mix away from higher margin products. These factors were partially offset by reduced bad debt expense and reduced associate costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter increased by 4.3% to $36.0 million compared to $34.5 million last year. Organic net sales increased 4.1% driven primarily by strong net sales for interior design projects for long-term care facilities, dialysis chairs and therapeutic support surfaces partially offset by declines in institutional beds. Earnings before income taxes were $3.0 million, excluding intangible impairment charges of $0.7 million, compared to $1.7 million in the fourth quarter of 2011, excluding intangible impairment charges of $0.6 million and restructuring charges of $0.1 million, as volume increases and favorable foreign currency transactions were partially offset by increased freight expense and research and development costs. The increased research and development expenses for this segment included the costs of contracted engineering for negative pressure wound therapy products.

For the year ended December 31, 2012, IPG net sales increased by 19.8% to $148.6 million compared to $124.1 million last year. Organic net sales increased 6.7% with increases in interior design projects for long-term care facilities and dialysis chairs, which were partially offset by declines in institutional beds. Earnings before income taxes for the year ended December 31, 2012 were $11.7 million, excluding intangible impairment charges of $0.7 million , as compared to $13.1 million last year, excluding intangible impairment charges of $0.6 million and restructuring charges of $0.1 million. The increase in earnings before income taxes resulted as increased SG&A expenses, primarily in associate costs, were partially offset by volume increases and the benefit of an acquisition finalized during the third quarter of 2011.

EUROPE

For the fourth quarter, European net sales increased 4.1% to $144.8 million versus $139.2 million for the fourth quarter of last year. Organic net sales for the quarter increased 7.9%, principally due to increases across all three product categories. For the fourth quarter of 2012, earnings before income taxes decreased to $9.3 million, excluding restructuring charges of $1.3 million, as compared to $12.4 million last year, excluding restructuring charges of $4.2 million and intangible impairment charges of $0.4 million. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix toward lower margin product lines and lower margin customers, higher warranty expense and increased SG&A expenses, primarily in associate costs. These factors were partially offset by volume increases.

For the year ended December 31, 2012, European net sales increased 0.4% to $546.5 million versus $544.5 million last year. Organic net sales increased 7.0%, principally due to increases in respiratory therapy products partially offset by declines in lifestyle and mobility and seating products. For the year ended December 31, 2012, earnings before income taxes decreased to $33.6 million, excluding restructuring charges of $2.1 million, as compared to $39.5 million, excluding restructuring charges of $5.5 million and intangible impairment charges of $0.4 million last year. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix toward lower margin product lines and lower margin customers, pricing pressure, primarily in lifestyle and power mobility products, and increased warranty and associate costs. These factors were partially offset by volume increases.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales decreased 26.3% to $13.8 million versus $18.7 million last year. Organic net sales for the quarter decreased 29.3%, caused by net sales declines in all three businesses in the segment. The Company's Australian and New Zealand distribution businesses experienced declines in mobility and seating and lifestyle products. The decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its contract manufacturing business for companies outside of the healthcare industry, and to a lesser extent a decline in electronic components for mobility products. For the fourth quarter, loss before income taxes was $3.4 million, excluding restructuring charges of $4.3 million, as compared to earnings before income taxes of $1.1 million last year, excluding goodwill and intangible impairment charges of $39.9 million and restructuring charges of $0.2 million. The decrease in earnings before income taxes is primarily attributable to the reduction in net sales volumes for each of the businesses in this segment. As disclosed in the Company's third quarter 2012 Form 10-Q, the Company's management team began to restructure the Company's operations in the Asia/Pacific segment designed to return the segment to profitability. In Australia, the Company consolidated offices/warehouses, decreased staffing and exited various activities while returning to a focus on distribution. At the Company's subsidiary which produces microprocessor controllers, the Company plans to exit the contract manufacturing business for companies outside of the healthcare industry.

For the year ended December 31, 2012, Asia/Pacific net sales decreased 22.3% to $67.0 million versus $86.2 million last year. Organic net sales decreased 23.0%, caused by net sales declines in all three businesses in the segment. The year-to-date loss before income taxes was $6.8 million, excluding restructuring charges of $5.0 million, as compared to earnings before income taxes of $5.0 million last year, excluding restructuring charges of $0.2 million and goodwill and intangible impairment charges of $39.9 million. The decrease in earnings before income taxes is primarily attributable to the reduction in net sales volumes for each of the businesses in this segment.

DISCONTINUED OPERATION - INVACARE SUPPLY GROUP (ISG)

ISG net sales for the fourth quarter increased 26.0% to $95.2 million compared to $75.5 million for the same period last year. The net sales increase occurred in diabetic, enterals, incontinence and urological product categories. Earnings before income taxes for the fourth quarter were $5.5 million as compared to $5.0 million last year, excluding restructuring charges of $0.3 million, as volume increases were partially offset by lower gross margins and increased associate costs.

For the year ended December 31, 2012, ISG net sales increased 14.1% to $341.6 million compared to $299.5 million for the same period last year. The net sales increase occurred in diabetic, incontinence, urological, ostomy and enteral products. Earnings before income taxes for the year ended December 31, 2012 were $16.2 million as compared to $15.1 million last year, excluding restructuring charges of $0.3 million, as volume increases were partially offset by higher freight costs and increased bad debt expense.

Federal tax expense amounts for the discontinued operation ISG include a federal intraperiod tax allocation of $2.0 million and $5.8 million for the three and twelve months ended December 31, 2012, respectively, which increased tax expense for ISG offset by an equal tax benefit allocated to continuing operations. The amounts offset for the combined net earnings and net earnings per share of the Company on a GAAP basis.

FINANCIAL CONDITION

Total debt outstanding was $238.1 million as of December 31, 2012, as compared to $269.5 million as of December 31, 2011 (including the convertible debt discount, which reduced convertible debt and increased equity by $3.3 million as of December 31, 2012 and by $4.1 million as of December 31, 2011). The Company's total debt outstanding as of December 31, 2012 consisted of $217.5 million drawn on the revolving credit facility, $13.4 million in convertible debt and $7.2 million of other debt.

The Company reported $31.2 million of free cash flow(c) in the fourth quarter of 2012 as compared to $28.6 million of free cash flow(c) in the fourth quarter of 2011. The fourth quarter 2012 free cash flow(c) was positively impacted by cash flow benefits from accounts receivable and accrued expenses partially offset by an increase in inventory and a decline in accounts payable. Free cash flow(c) for the year ended December 31, 2012 was $49.1 million compared to $80.6 million for the year ended December 31, 2011. The contribution to free cash flow from the discontinued operation ISG is shown in the table included with this release.

The Company's ratio of debt to adjusted EBITDA(d) was 2.7 as of December 31, 2012 compared to 1.8 as of December 31, 2011.

Days sales outstanding associated with continuing operations were 49 days as of December 31, 2012 compared to 50 days as of December 31, 2011. Inventory turns from continuing operations as of December 31, 2012 were 4.6, compared to 5.0 as of December 31, 2011.

OUTLOOK

In 2013, the Company expects continued pressure on its organic net sales, free cash flow(c) and operating profitability. The key drivers of these pressures include the ongoing quality systems remediation costs, the related diversion of resources, and the limited production at its Taylor Street wheelchair manufacturing facility in Elyria, Ohio, due to the consent decree. In addition, the Company has been unable to invest in the development or introduction of new products while it focuses its engineering resources on its quality systems remediation. Further, the consent decree enjoins the Company from design activities related to wheelchairs and power beds at its corporate facility until it receives approval from the FDA on the second expert certification audit. As previously announced, the Company may continue manufacturing at Taylor Street with certain documentation requirements in cases of existing orders, medical necessity and repair and replacement of products currently in use. As the Company educates customers on the new documentation requirements, particularly the more detailed verification of medical necessity documentation for new wheelchairs and/or seating systems, the Company expects to experience slowness in the fulfillment of new wheelchairs from the Taylor Street facility. The Company is focused on completing its expert certification audits as quickly and efficiently as possible.

The Company also is facing external challenges within its North America/HME segment. In addition to customers coping with prepayment reviews and post-payment audits of power mobility devices from Medicare and Medicaid, the Centers for Medicare and Medicaid Services recently announced the bid rates for the second round of National Competitive Bidding. As mentioned in the Company's third quarter 2012 earnings announcement, it expects continued pressure on net sales as providers in the 91 metropolitan statistical areas deal with finalizing the contracting process for the successful bidders. Looking forward, the Company is positioned to assist HME providers in managing these price reductions, and it will remain judicious in its extension of credit to customers in these areas. The Company has worked closely with providers over the last two years in preparation for National Competitive Bidding, offering programs to assist them in improving their operational efficiency, as well as products that serve to expand market opportunities.

(a) Adjusted net earnings (loss) per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings (loss)(b) from continuing and/or discontinued operations (as noted) divided by adjusted weighted average shares outstanding - assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company's convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 0 shares for the three and twelve months ended 2012 and 0 and 154,000 shares for the three and twelve months ended 2011. The Company excludes the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings (loss) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing and/or discontinued operations (as noted) excluding the impact of restructuring charges ($7.7 million and $11.4 million pre-tax for the three and twelve months ended December 31, 2012 compared to $9.1 million and $10.9 million pre-tax for the three and twelve months ended December 31, 2011), amortization of the convertible debt discount recorded in interest ($0.1 million and $0.6 million pre-tax for the three and twelve months ended December 31, 2012 compared to $0.1 million and $1.6 million pre-tax for the three and twelve months ended December 31, 2011), asset write-downs related to goodwill and intangibles ($0.8 million pre-tax for the three and twelve months ended December 31, 2012 compared to $49.5 million pre-tax for the three and twelve months ended December 31, 2011), loss on debt extinguishment including debt finance charges and fees ($0.0 and $0.3 million pre-tax for the three and twelve months ended December 31, 2012 compared to $0.0 million and $24.2 million pre-tax for the three and twelve months ended December 31, 2011), a discrete fourth quarter tax expense related to prior years for a foreign tax matter under audit ($0.2 million and $9.3 million for the three and twelve months ended December 31, 2012), a one-time benefit as a result of a tax settlement in Germany ($4.9 million for the twelve months ended December 31, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing and/or discontinued operations (as noted) excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges ($2.6 million for the three and twelve months ended December 31, 2012), amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs for goodwill and intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 89525970. A digital recording will be available two hours after completion of the conference call from February 8, 2013 through February 15, 2013. To access the recording, US/Canada callers should dial 1-855-859-2056 or 1-404-537-3406 for international callers, and enter the Conference ID 89525970.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company currently has 6,000 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the third party expert certification audits or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign necessary certification forms required by the exceptions to the consent decree; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of Invacare's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks (particularly as might result from the impacts associated with the FDA consent decree); decreased availability or increased costs of materials which could increase Invacare's costs of producing or acquiring Invacare's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in Invacare's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$360,423	$374,190	$1,455,461	$1,501,639
Cost of products sold *	253,353	254,362	1,010,560	1,020,495
Gross Profit	107,070	119,828	444,901	481,144
Selling, general and administrative expenses	105,273	94,266	414,502	396,532
Charges related to restructuring activities	7,162	8,574	10,904	10,257
Loss on debt extinguishment including debt finance charges and associated fees	—	2	312	24,200
Asset write-downs to intangibles and investments	773	49,480	773	49,480
Interest expense - net	2,055	2,064	8,436	9,813
Earnings (Loss) from Continuing Operations before Income Taxes	(8,193)	(34,558)	9,974	(9,138)
Income taxes	2,583	5,120	18,243	9,380
Net Earnings (Loss) from Continuing Operations	$(10,776)	$(39,678)	$(8,269)	$(18,518)

Earnings from Discontinued Operations before Income Taxes	$5,535	$4,730	$16,238	$14,725
Income taxes	2,052	80	6,142	320
Net Earnings from Discontinued Operations	$3,483	$4,650	$10,096	$14,405

Net Earnings (Loss)	$(7,293)	$(35,028)	$1,827	$(4,113)

Net Earnings (Loss) per Share—Basic
Continuing Operations	$(0.34)	$(1.25)	$(0.26)	$(0.58)
Discontinued Operations	$0.11	$0.15	$0.32	$0.45
Net Earnings (Loss) per Share—Basic	$(0.23)	$(1.10)	$0.06	$(0.13)
Weighted Average Shares Outstanding—Basic	31,856	31,834	31,641	31,958

Net Earnings (Loss) per Share—Assuming Dilution
Continuing Operations **	$(0.34)	$(1.25)	$(0.26)	$(0.58)
Discontinued Operations	$0.11	$0.15	$0.32	$0.45
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.23)	$(1.10)	$0.06	$(0.13)
Weighted Average Shares Outstanding—Assuming Dilution	31,933	31,866	31,871	32,355

* Cost of products sold includes inventory markdowns resulting from restructuring of $491,000 for the three and twelve months ended December 31, 2012 and $277,000 for the three and twelve months ended December 31, 2011.

** Net earnings (loss) per share assuming dilution calculated utilizing weighted average shares outstanding - basic in periods in which there is a net loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Continuing Operations:
Net earnings (loss)	$(10,776)	$(39,678)	$(8,269)	$(18,518)
Interest expense	2,131	2,262	9,121	11,025
Income taxes	2,583	5,120	18,243	9,380
Depreciation and amortization	9,374	11,192	38,018	38,412
EBITDA from continuing operations	3,312	(21,104)	57,113	40,299
Restructuring charges	7,653	8,851	11,395	10,534
Cash restructuring charges covenant limitation adjustment	(2,607)	—	(2,607)	—
Bank fees	1,413	1,072	4,781	4,483
Loss on debt extinguishment including debt finance charges and associated fees	—	2	312	24,200
Asset write-downs related to goodwill and intangibles	773	49,480	773	49,480
Stock option expense	1,347	1,656	6,545	6,640
Adjusted EBITDA from continuing operations	$11,891	$39,957	$78,312	$135,636

Discontinued Operations - ISG:
Net earnings	$3,483	$4,650	$10,096	$14,405
Interest expense *	(1,042)	(787)	(3,736)	(3,062)
Income taxes	2,052	80	6,142	320
Depreciation and amortization	154	136	575	471
EBITDA from discontinued operations	4,647	4,079	13,077	12,134
Restructuring charges	—	277	(20)	336
Adjusted EBITDA from discontinued operations	$4,647	$4,356	$13,057	$12,470

Combined Operations:
EBITDA from continuing operations	$11,891	$39,957	$78,312	$135,636
EBITDA from discontinued operations	4,647	4,356	13,057	12,470
Adjusted EBITDA(1)	$16,538	$44,313	$91,369	$148,106

 (1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing and/or discontinued operations (as noted) excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs for goodwill and intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

* Amount includes prompt pay discount historically applied against interest expense as the company had to borrow funds to make the prompt payments. As a discontinued operation, ISG interest expense no longer reflects an interest expense allocation based on net assets that would otherwise make the amount an expense rather than an item of income.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Continuing Operations:
Net earnings (loss) per share - assuming dilution	$(0.34)	$(1.25)	$(0.26)	$(0.58)
Weighted average shares outstanding- assuming dilution *	31,856	31,834	31,641	31,958
Net earnings (loss)	(10,776)	(39,678)	(8,269)	(18,518)
Income taxes	2,583	5,120	18,243	9,380
Earnings (loss) before income taxes	(8,193)	(34,558)	9,974	(9,138)
Restructuring charges	7,653	8,851	11,395	10,534
Amortization of discount on convertible debt	147	78	577	1,565
Asset write-downs related to goodwill and intangibles	773	49,480	773	49,480
Loss on debt extinguishment including debt finance charges and associated fees	—	2	312	24,200
Adjusted earnings before income taxes	380	23,853	23,031	76,641
Income taxes	2,304	6,895	11,116	25,405
Adjusted net earnings (loss) from continuing operations	$(1,924)	$16,958	$11,915	$51,236

Weighted average shares outstanding - assuming dilution *	31,856	31,866	31,871	32,355
Less: Diluted shares related to convertible debt	—	—	—	(154)
Adjusted weighted average shares outstanding - assuming dilution *	31,856	31,866	31,871	32,201
Adjusted net earnings (loss) per share - assuming dilution	$(0.06)	$0.53	$0.37	$1.59

Discontinued Operations - ISG:
Net earnings per share - assuming dilution	$0.11	$0.15	$0.32	$0.45
Weighted average shares outstanding- assuming dilution	31,933	31,866	31,871	32,355
Net earnings	3,483	4,650	10,096	14,405
Income taxes **	2,052	80	6,142	320
Earnings before income taxes	5,535	4,730	16,238	14,725
Restructuring charges	—	277	(20)	336
Adjusted earnings before income taxes	5,535	5,007	16,218	15,061
Income taxes **	96	80	384	320
Adjusted net earnings from discontinued operations	$5,439	$4,927	$15,834	$14,741

Weighted average shares outstanding - assuming dilution	31,933	31,866	31,871	32,201
Adjusted net earnings per share - assuming dilution	$0.17	$0.15	$0.50	$0.46

Combined Operations:
Adjusted net earnings (loss) from continuing operations	$(1,924)	$16,958	$11,915	$51,236
Adjusted net earnings from discontinued operations	5,439	4,927	15,834	14,741
Adjusted net earnings from combined operations	$3,515	$21,885	$27,749	$65,977

Weighted average shares outstanding - assuming dilution *	31,933	$31,866	$31,871	$32,201
Adjusted net earnings per share - assuming dilution(2)	$0.11	$0.69	$0.87	$2.05

* Net earnings (loss) per share assuming dilution calculated utilizing weighted average shares outstanding - basic in periods in which there is a net loss.

** Tax amounts for the discontinued operation, ISG, only considers state taxes. The GAAP taxes for ISG includes a federal intraperiod tax allocation expense. GAAP also includes an equal federal tax benefit allocated to continuing operations. The inclusion of the federal intraperiod tax allocation, while appropriate for GAAP presentation, would result in a tax benefit for continued operations, which would not be indicative of the tax expense to be associated with the continuing operations of the company.

(2) Adjusted Net Earnings (Loss) per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) from continuing and/or discontinued operations (as noted) excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), asset write-downs related to goodwill and intangible assets, loss on debt extinguishment including debt finance charges and fees, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, one time tax benefit as a result of a tax settlement in Germany in 2011 and changes in tax valuation allowances divided by adjusted weighted average shares outstanding - assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is 0 shares for the three and twelve months ended December 31, 2012 and 0 and 154,000 shares for the three and twelve months ended December 31, 2011. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $31,516,000 and $154,962,000 for the three and twelve months ended December 31, 2012, and $34,773,000 and $136,863,000 for the three and twelve months ended December 31, 2011, respectively.

The information for the continuing operation segments and the former segment, now discontinued operation ISG, and the combination thereof is as follow:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues from external customers
North America / HME	$165,816	$181,786	$693,285	$746,782
Institutional Products Group	36,017	34,542	148,648	124,121
Europe	144,822	139,183	546,543	544,537
Asia/Pacific	13,768	18,679	66,985	86,199
Consolidated - Continuing Operations	$360,423	$374,190	$1,455,461	$1,501,639
Discontinued Operations - Invacare Supply Group	95,172	75,511	341,606	299,491
Combined Operations	$455,595	$449,701	$1,797,067	$1,801,130

Earnings (loss) before income taxes
North America / HME	$(3,961)	$2,154	$3,563	$35,477
Institutional Products Group	2,339	930	11,029	12,378
Europe	7,984	7,760	31,488	33,579
Asia/Pacific	(7,656)	(38,967)	(11,795)	(35,141)
All Other	(6,899)	(6,435)	(24,311)	(55,431)
Consolidated - Continuing Operations	$(8,193)	$(34,558)	$9,974	$(9,138)
Discontinued Operations - Invacare Supply Group	5,535	4,730	16,238	14,725
Earnings (loss) before income taxes	$(2,658)	$(29,828)	$26,212	$5,587

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Restructuring charges before income taxes
North America / HME	$2,033	$4,353	$4,247	$4,759
Institutional Products Group	—	123	35	123
Europe	1,321	4,189	2,093	5,466
Asia/Pacific	4,299	186	5,020	186
Consolidated - Continuing Operations	$7,653	$8,851	$11,395	$10,534
Discontinued Operations - Invacare Supply Group	—	277	(20)	336
Combined Operations	$7,653	$9,128	$11,375	$10,870

Goodwill and intangible impairment charges before income taxes
North America / HME	$96	$8,498	$96	$8,498
Institutional Products Group	677	625	677	625
Europe	—	427	—	427
Asia/Pacific	—	39,930	—	39,930
Consolidated - Continuing Operations	$773	$49,480	$773	$49,480

Loss on debt extinguishment, including debt finance charges and associated fees and amortization of discount on convertible debt
All Other	$147	$80	$889	$25,765
Consolidated - Continuing Operations	$147	$80	$889	$25,765

Earnings (loss) before income taxes excluding restructuring charges, goodwill and intangible impairment charges, loss on debt extinguishment including debt finance charges and associated fees and amortization of discount on convertible debt

North America / HME	$(1,832)	$15,005	$7,906	$48,734
Institutional Products Group	3,016	1,678	11,741	13,126
Europe	9,305	12,376	33,581	39,472
Asia/Pacific	(3,357)	1,149	(6,775)	4,975
All Other	(6,752)	(6,355)	(23,422)	(29,666)
Consolidated - Continuing Operations	$380	$23,853	$23,031	$76,641
Discontinued Operations - Invacare Supply Group	5,535	5,007	16,218	15,061
Combined Operations	$5,915	$28,860	$39,249	$91,702

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended December 31, 2012 to December 31, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(8.8)%	0.2%	—%	(9.0)%
Institutional Products Group	4.3%	0.2%	—%	4.1%
Europe	4.1%	(3.8)%	—%	7.9%
Asia/Pacific	(26.3)%	3.0%	—%	(29.3)%
Continuing Operations	(3.7)%	(1.2)%	—%	(2.5)%
Discontinued Operations - ISG	26.0%	—%	—%	26.0%
Combined Operations	1.3%	(1.0)%	—%	2.3%

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing twelve months ended December 31, 2012 to December 31, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(7.2)%	(0.1)%	—%	(7.1)%
Institutional Products Group	19.8%	—%	13.1%	6.7%
Europe	0.4%	(6.6)%	—%	7.0%
Asia/Pacific	(22.3)%	0.7%	—%	(23.0)%
Consolidated	(3.1)%	(2.5)%	1.1%	(1.7)%
Discontinued Operations - ISG	14.1%	—%	—%	14.1%
Combined Operations	(0.2)%	(2.0)%	0.9%	0.9%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2012	December 31, 2011
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$38,791	$34,924
Trade receivables, net	198,791	210,391
Installment receivables, net	2,188	6,671
Inventories, net	183,246	168,720
Deferred income taxes and other current assets	41,776	40,451
Assets held for sale	103,157	67,613
Total Current Assets	567,949	528,770
Other Assets	113,914	125,968
Property and Equipment, net	118,231	128,340
Goodwill	462,200	473,531
Assets held for sale	—	24,445
Total Assets	$1,262,294	$1,281,054
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$133,048	$136,451
Accrued expenses	135,189	128,693
Accrued income taxes	2,713	815
Short-term debt and current maturities of long-term obligations	5,427	5,044
Liabilities held for sale	23,358	16,936
Total Current Liabilities	299,735	287,939
Long-Term Debt	229,375	260,440
Other Long-Term Obligations	112,195	106,150
Shareholders’ Equity	620,989	626,525
Total Liabilities and Shareholders’ Equity	$1,262,294	$1,281,054

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$35,469	$32,490	$62,291	$99,078
Plus:
Net cash impact related to restructuring activities	985	2,687	6,735	3,621
Less:
Purchases of property and equipment, net	(5,254)	(6,549)	(19,932)	(22,096)
Free Cash Flow(3)	$31,200	$28,628	$49,094	$80,603

Cash Flow Impact of Discontinued Operation, ISG, included above:
Net cash provided (used) by ISG operating activities	$(1,470)	$656	$(133)	$663
Plus:
Net cash impact related to ISG restructuring activities	—	—	—	—
Less:
ISG Purchases of property and equipment, net	(26)	(87)	(572)	(789)
Free Cash Flow(3) of ISG	$(1,496)	$569	$(705)	$(126)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).